Exhibit 10.18

BODY CENTRAL CORP.

AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

DIRECTOR RESTRICTED STOCK AWARD

Dear [                            ]:

You have been granted an award of shares of common stock of Body Central Corp. (the “Company”) constituting a Restricted Stock Award (this “Award”) under the Body Central Corp. Amended and Restated 2006 Equity Incentive Plan, as amended (the “Plan”), with the following terms and conditions:

Grant Date:	May 25, 2011

Number of Shares of Restricted Stock (“Restricted Shares”):	( )

Vesting Schedule:

The Restricted Shares will vest in full on the first anniversary of the Grant Date, provided you serve continuously as a director of the Company through such date.

Notwithstanding the foregoing, the Restricted Shares will vest in full upon the earlier to occur of:

•              The date your service as a director of the Company is terminated as a result of your Retirement (as defined below).

•              The date your service as a director of the Company is terminated as a result of your death or disability (within the meaning of Code Section 22(e)(3)).

Except as otherwise provided above, upon your cessation of service as a director of the Company prior to the date the Restricted Shares are vested, you will forfeit the unvested Restricted Shares.

The period prior to which the Restricted Shares vest is referred to in this Award as the “Period of Restriction” with respect to unvested Restricted Shares.

For purposes of this Award, “Retirement” shall mean a termination of your service as a director of the Company that occurs after you have (i) reached age 65, (ii) served as an employee or director of the Company for a period of at least two years prior to such termination (measured consecutively or concurrently) and (iii) provided six months’ prior written notice to the Company of such termination.

Release of Shares:

The Restricted Shares will be held in an account at the Company’s transfer agent during the Period of Restriction. As soon as practicable after the Restricted Shares vest, the applicable restrictions on the Restricted Shares will be removed and such shares of Common Stock will be issued according to your instructions; provided that the shares may be issued in the form of a stock certificate or stock certificates or an appropriate book entry in the discretion of the Company.

Transferability of Restricted Shares:

You may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Restricted Shares during the Period of Restriction. In addition, by accepting this Award, you agree not to sell, transfer, pledge, assign or otherwise alienate or hypothecate any shares of Common Stock acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a stockholder’s agreement that will include additional restrictions on the transfer of shares of Common Stock acquired under this Award that will remain effective after such shares have vested.

Voting and Dividends:

While the Restricted Shares are subject to forfeiture, you may exercise full voting rights and will be credited with all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before you forfeit the Restricted Shares; provided that any such dividends and other distributions will be held in the custody of the Company and will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award that apply to the Restricted Shares with respect to which such distributions were made. All such dividends or other distributions shall be paid to you within 45 days following the date the Restricted Shares vest.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment will be null and void.

Lock-Up:	You understand that this Award and any shares of Common Stock acquired under this Award are subject to the lock-up restrictions set forth in the Plan (in addition to the other provisions of the Plan).

Taxes:

You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. You understand that you may alter the tax treatment of the shares subject to this Award by filing an election under Code Section 83(b). Such election must be filed within thirty (30) days after the date of this Award to be effective. You should consult with your tax advisor to determine the tax consequences of acquiring the shares and the advantages and disadvantages of filing the Code Section 83(b) election. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives to make this filing on your behalf.

Miscellaneous:

•              This Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Board or the Committee without your consent in accordance with the provisions of the Plan.

•              The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

•              In the event any provision of this Award is held illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remaining provisions of this Award, and this Award shall be construed and enforced as if the illegal or invalid provision had not been included in this Award.

•              As a condition to the grant of this Award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan, and any determination made by the Committee pursuant to this Award or the Plan, shall be final, binding and conclusive.

•              This Award may be executed in counterparts.

This Award is granted under and governed by the terms and conditions of the Plan.  Additional provisions regarding this Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

BODY CENTRAL CORP.

By:
	[Name of Authorized Officer]	[Name of Recipient]

Date:

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